 EX‑35.11

(logo) Rialto CAPITAL

2016 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of November 1, 2016 by and among Banc of America Merrill Lynch Commercial Mortgage, Inc. as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Wilmington Trust, National Association as Trustee, Wells Fargo Bank, National Association as Certificate Administrator and Park Bridge Lender Services LLC as Operating Advisor and Asset Representations Reviewer relating to Morgan Stanley Bank of America Merrill Lynch Trust 2016-C31, Commercial Mortgage Pass-Through Certificates, Series 2016-C31  (MSBAM 2016-C31)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.   All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.  A review of the servicing activities and performance by the Special Servicer for the period of November 14, 2016 to December 31, 2016 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.  To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer                                                  Date: March 1, 2017

Adam Singer, Managing Director